                                                  Filed pursuant to Rule 424(b)2
                                                  Registration No. 333-38931



THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND DECLARED EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1998

                                                     [SALOMON SMITH BARNEY LOGO]
                                           A Member of TravelersGroup [UMBRELLA]

PROSPECTUS  SUPPLEMENT
(To Prospectus Dated December 1, 1997)
                                                 SAFETY FIRST(SM) INVESTMENTS
                                     Safety of Principal, Opportunity for Growth
                                                UNITS
                       SALOMON SMITH BARNEY HOLDINGS INC.
                       WORLD INDEX ALLOCATION SERIES 1998

                    PRINCIPAL-PROTECTED EQUITY LINKED NOTES
                                 BASED UPON THE
                                NIKKEI 225 INDEX
                               DUE         , 2003
                        ($10 PRINCIPAL AMOUNT PER UNIT)
                            ------------------------

GENERAL:

- Senior unsecured debt securities of Salomon Smith Barney Holdings Inc.

- Issuable and transferable only in minimum denominations of $10 or integral multiples thereof.

- No payments prior to maturity.

- Not redeemable prior to maturity.

- Application will be made to list the Notes on the Chicago Board Options Exchange under the symbol "NSB".
PAYMENT AT MATURITY:

- Principal Amount ($10 per Unit) + Supplemental Redemption Amount, if any.

- The Supplemental Redemption Amount will be based on the percentage increase, if any, in the Nikkei 225 Index (calculated based on an average value of the Index during a period that is expected to be between 12 and 36 months prior to maturity), reduced on a daily basis by an annual adjustment factor that is expected to be between 0.75% and 1.25% per annum. The Calculation Period and the Adjustment Factor will be determined on the Pricing Date and disclosed to you in the final Prospectus Supplement. The annual application of the Adjustment Factor will result in a total reduction in the adjusted value of the Nikkei 225 Index used to determine the Supplemental Redemption Amount at maturity of between 3.69% and 6.10%.

- The Supplemental Redemption Amount may be ZERO, but will not be less than zero.

  For information as to the Supplemental Redemption Amount and certain United States federal income tax consequences to holders of the Notes, you should refer to "Description of Notes -- Determination of the Supplemental Redemption Amount" and "Certain United States Federal Income Tax Considerations" in this Prospectus Supplement.

  The Nikkei 225 Index is the intellectual property of Nihon Keizai Shimbun, Inc. ("NKS"), "Nikkei" and "Nikkei 225" are the service marks of NKS. NKS reserves all the rights, including copyright, to the Nikkei 225 Index and the Company has entered into a license agreement providing for a license, in exchange for a fee, of certain trade and service marks with respect to indices owned and published by NKS in connection with the issuance of the Notes. The Notes are not in any way sponsored, endorsed or promoted in any way by NKS.

                 INVESTING IN THE NOTES INVOLVES CERTAIN RISKS.
        SEE "RISK FACTORS RELATING TO THE NOTES" BEGINNING ON PAGE S-7.
                            ------------------------

THESE NOTES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS SUPPLEMENT, OR ANY PROSPECTUS, IS ACCURATE OR COMPLETE. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                                    PRICE TO                  UNDERWRITING                PROCEEDS TO
                                                     PUBLIC                     DISCOUNT                 THE COMPANY(1)
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     Per Unit...........................             $10.00                        $                           $
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     Total..............................               $                           $                           $
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(1) Before deducting expenses payable by the Company estimated at $    .
                            ------------------------

  The Notes are offered by the Underwriter named herein, subject to prior sale, when, as and if accepted by it and subject to certain conditions. It is expected that delivery of the Notes will be made at the offices of Salomon Smith Barney Inc., 388 Greenwich Street, New York, New York, or through the facilities of The
Depository Trust Company, on or about     , 1998.

                              SALOMON SMITH BARNEY
          , 1998

                           SUMMARY INFORMATION -- Q&A

     This summary includes questions and answers that highlight selected information from the accompanying Prospectus and this Prospectus Supplement to help you understand the Principal-Protected Equity Linked Notes (the "Notes")* based upon the Nikkei 225 Index, as published by Nihon Keizai Shimbun, Inc. ("NKS"). You should carefully read the entire Prospectus and Prospectus Supplement to fully understand the terms of the Notes, certain information regarding how the Nikkei 225 Index (the "Nikkei 225 Index" or the "Index") is calculated and maintained, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should, in particular, carefully review the section entitled "Risk Factors Relating To The Notes", which highlights certain risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this Prospectus Supplement and the accompanying Prospectus.

WHAT ARE THE NOTES?

     The Notes are a series of unsecured senior debt securities issued by Salomon Smith Barney Holdings Inc. (the "Company"). The Notes will rank equally with all other unsecured and unsubordinated debt of the Company. The Notes
mature on      , 2003 and do not provide for earlier redemption by you or the
Company. The Company will make no periodic payments of interest on the Notes. The Company will make no other payments on the Notes until maturity.

     Each "Unit" of Notes represents a principal amount of $10. You may transfer the Notes only in denominations of $10 and integral multiples thereof. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, the Company will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company (the "Depositary") or its nominee. Direct and indirect participants in the Depositary will record beneficial ownership of the Notes by individual investors. You should refer to the section "Description of the Notes -- Book-Entry System" in this Prospectus Supplement.

WHAT WILL I RECEIVE AT MATURITY OF THE NOTES?

     We have designed the Notes for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in a possible increase in the Nikkei 225 Index during a specified period. At maturity, you will receive a payment on each Note equal to the sum of two amounts: the principal amount ($10 per Unit) and the "Supplemental Redemption Amount", which is based on the percentage increase, if any, in the Nikkei 225 Index, calculated based on an average of the values of the Index during a period that is expected to be between 12 and 36 months prior to maturity and reduced by an Adjustment Factor, as described below. You will not receive less than the principal amount.

  Principal Amount

     The principal amount per Unit is $10.

  Supplemental Redemption Amount

     The Supplemental Redemption Amount per Unit will equal:


        Adjusted Ending Value -- Starting Value
$10 X  ----------------------------------------
                  Starting Value

but will not be less than zero.

---------------

* Please refer to the "Index of Terms" attached as Appendix A for a listing of defined terms (which are capitalized) and the pages on which they are defined in this Prospectus Supplement.

     "Adjusted Ending Value" means the average of the values of the Nikkei 225
Index at the close of the market on the      of each month in the      -month
Calculation Period prior to maturity of the Notes, commencing in      , as
reduced by the Adjustment Factor. If the      of any such month is not an Index
Business Day, the Index value for that month will equal the closing value of the
Index on the next Index Business Day, except that if      , 2003 is not an Index
Business Day, the Index value for      , 2003 will equal the closing value of
the Index on the immediately preceding Index Business Day. If there is a disruption in the trading of the component stocks comprising the Nikkei 225 Index or certain futures or options relating to the Nikkei 225 Index during a scheduled calculation date in any such month, the Index value for that month for purposes of calculating the Adjusted Ending Value will equal the closing value of the Index on the next Index Business Day on which there is not a market
disruption, except that, in the case of such a disruption on      , 2003 the
Index value for      , 2003 will equal the closing value of the Index on the
immediately preceding Index Business Day on which there is not a market disruption. You should refer to the section "Description of the Notes -- Market Disruption Events" in this Prospectus Supplement.

     "Adjustment Factor" equals      % per annum, and will be applied to reduce
the value of the Index during the term of the Notes. We will determine the Adjustment Factor on the date the Notes are priced for initial sale to the public (the "Pricing Date") and disclose it to you in the final Prospectus Supplement delivered to you in connection with sales of the Notes. The Adjustment Factor is expected to be between 0.75% and 1.25% per annum. As a result of its application, the adjusted value of the Index used to calculate the Supplemental Redemption Amount at the stated maturity of the Notes is expected to be 3.69% to 6.10% less than the actual average Index value as calculated on each of the calculation days during the Calculation Period. For a detailed discussion of how the Adjustment Factor will affect the value of the Index used to calculate your Supplemental Redemption Amount (i.e., the Adjusted Ending Value), see "Description of the Notes -- Determination of the Supplemental Redemption Amount" and "Risk Factors Relating to the Notes -- Comparison to Other Securities -- Effect of Adjustment Factor" in this Prospectus Supplement.

     "Calculation Period" means the period from and including the date that is expected to be 12 to 36 months prior to the maturity date to but excluding the maturity date. We will determine the Calculation Period on the Pricing Date and disclose it to you in the final Prospectus Supplement delivered to you in connection with sales of the Notes.

     "Starting Value" will equal the value of the Index at the market close on the Pricing Date. We will disclose the Starting Value to you in the final Prospectus Supplement delivered to you in connection with sales of the Notes.

     For more specific information about the Supplemental Redemption Amount, please see "Description of the Notes -- Determination of the Supplemental Redemption Amount" in this Prospectus Supplement.

     The Company will pay you a Supplemental Redemption Amount only if the Adjusted Ending Value is greater than the Starting Value. IF THE ADJUSTED ENDING VALUE IS LESS THAN, OR EQUAL TO, THE STARTING VALUE, THE SUPPLEMENTAL REDEMPTION AMOUNT WILL BE ZERO. The Company will pay you the principal amount of the Notes regardless of whether any Supplemental Redemption Amount is payable.

  Supplemental Redemption Amount -- Examples

     Here are two examples of hypothetical Supplemental Redemption Amount calculations:

     Example 1: The average of the values of the Nikkei 225 Index over the months prior to maturity, as adjusted, is less than the Starting Value:

       Hypothetical Starting Value: 14,666.03
       Hypothetical Adjusted Ending Value (calculated using the Adjustment Factor): 10,999.52

                                                       10,999.52 - 14,666.03
   Supplemental Redemption Amount (per Unit) =  $10 X  ---------------------  = $0
                                                             14,666.03
                                                      (Supplemental Redemption Amount
                                                         cannot be less than zero)

     Total payment at maturity (per Unit) = $10 + $0 = $10

     Example 2: The average of the values of the Nikkei 225 Index over the months prior to maturity, as adjusted, is greater than the Starting Value:

       Hypothetical Starting Value: 14,666.03
       Hypothetical Adjusted Ending Value (calculated using the Adjustment Factor): 21,999.05

                                                     21,999.05 - 14,666.03
  Supplemental Redemption Amount (per Unit) = $10 X  ---------------------  = $5
                                                           14,666.03

     Total payment at maturity (per Unit) = $10 + $5 = $15

WHO PUBLISHES THE INDEX AND WHAT DOES IT MEASURE?

     The Nikkei 225 Index is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 highly capitalized underlying stocks trading on the Tokyo Stock Exchange ("TSE") representing a broad cross-section of Japanese industries. See Appendix B hereto for a list of the stocks comprising the Nikkei 225 Index as of August 31, 1998. All 225 underlying stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE.

     Please note that an investment in the Notes does not entitle you to any ownership or other interest in the stocks of the companies included in the Index.

WHAT IS THE EFFECT OF CALCULATING THE ADJUSTED ENDING VALUE ON THE BASIS OF AN AVERAGE?

     As a result of the use of an average over the Calculation Period, rather than one closing Index value at maturity, to calculate the Adjusted Ending Value, the market value of the Notes and the Supplemental Redemption Amount will be less sensitive to fluctuations in the value of the Index as the time remaining to maturity lessens. This could result in a lower or higher payment than would be the result if one closing Index value at maturity were used to calculate the Adjusted Ending Value. In particular if the Index generally increases over the Calculation Period then the payment on the Notes will be lower, and could be materially lower, than would be the case if one closing Index value at maturity were used.

HOW HAS THE NIKKEI 225 INDEX PERFORMED HISTORICALLY?

     We have provided a table showing the closing value of the Nikkei 225 Index on the last business day of each year from 1967 to 1997 and the closing values of the Index on the last business day of each month from January 1992 through August 1998. You can find these tables in the section "The Nikkei 225 Index -- Historical Data on the Nikkei 225 Index" in this Prospectus Supplement. You can observe from this table that the Nikkei 225 Index has declined significantly in the past fourteen months (approximately 27% from July 1, 1997 through September 10, 1998) and in recent weeks (approximately 10% from July 1, 1998 through

September 10, 1998). We have provided this historical information to help you evaluate the behavior of the Nikkei 225 Index in various economic environments; however, past performance is not necessarily indicative of how the Index will perform in the future. You should refer to the section "Risk Factors Relating to the Notes -- Relationship of the Notes and the Nikkei 225 Index".

WHAT ABOUT TAXES?

     If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the Notes over their term based upon an estimated yield for the Notes, even though you will not receive any payments from us until maturity. We have determined this estimated yield, in accordance with regulations issued by the Treasury Department, solely in order for you to figure out the amount of taxes that you will owe each year as a result of owning a Note. This estimate is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero. We have determined that
this estimated yield will equal      % per annum (compounded semiannually).

     Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you buy a Unit of Notes at original issue for $10 and hold the Unit until maturity, you will be required to pay taxes on the following amounts of
ordinary income from the Unit each year: $     in 1998, $     in 1999, $     in
2000, $     in 2001, $     in 2002, and $     in 2003. However, in 2003, the
amount of ordinary income that you will be required to pay taxes on from owning
a Unit of Notes may be greater or less than $     , depending upon the amount
you receive at maturity. Also, if the sum of the principal amount and the
Supplemental Redemption Amount is less than $     , you may have an ordinary
(rather than capital) loss which you could deduct against other income you may have in 2003. For further information, you should refer to "Certain United States Federal Income Tax Considerations" in this Prospectus Supplement. If you purchase the Notes at a time other than original issue or at price other than $10, the tax consequences to you may be different.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

     We will apply to list the Notes on the Chicago Board Options Exchange (the "CBOE") under the symbol "NSB". You should be aware that the listing of the Notes on the CBOE will not necessarily ensure that a liquid trading market will be available for the Notes. You should review the section "Risk Factors Relating to the Notes -- Possible Illiquidity of the Secondary Market" in this Prospectus Supplement.

WHAT IS THE ROLE OF OUR SUBSIDIARY, SALOMON SMITH BARNEY INC.?

     Our subsidiary, Salomon Smith Barney Inc. ("Salomon Smith Barney"), is the underwriter for the offering and sale of the Notes. After the initial offering, Salomon Smith Barney and/or other affiliates of the Company intend to buy and sell Notes to create a secondary market for holders of the Notes, and may engage in other activities described in "Underwriting". However, neither Salomon Smith Barney nor any of these affiliates will be obligated to engage in any market activities, or continue them once it has started.

     Salomon Smith Barney will also be our agent (the "Calculation Agent") for purposes of calculating the Starting Value, the Adjusted Ending Value and the Supplemental Redemption Amount and in determining whether a Market Disruption Event (as defined below) has occurred. Potential conflicts of interest may exist between Salomon Smith Barney and you as a holder of the Notes. Please refer to "Risk Factors Relating to the Notes -- Affiliation of the Company and the Calculation Agent" in this Prospectus Supplement.

CAN YOU TELL ME MORE ABOUT THE COMPANY?

     Salomon Smith Barney Holdings Inc. is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. The Company is a subsidiary of Travelers Group Inc. ("Travelers Group"), a diversified financial services holding company. On April 6, 1998, Travelers Group and Citicorp announced that they entered into a definitive agreement to combine in a merger of equals. The transaction, which is expected to be completed during the third quarter of 1998, is subject to various regulatory approvals, including approval by the Federal Reserve Board.

     For additional information about the Company, you should refer to the section "The Company" in the accompanying Prospectus. You should also read the other documents the Company has filed with the Securities and Exchange Commission (the "SEC"), which you can find by referring to the section "Where You Can Find More Information" in the Prospectus.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the Notes are subject to a number of risks. Please refer to the section "Risk Factors Relating to the Notes" in this Prospectus Supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the SEC pursuant to
Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 1-4346), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1997, (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 and
(iii) the Current Reports on Form 8-K filed on January 9, 1998, January 26, 1998, February 2, 1998, March 3, 1998, April 17, 1998, April 20, 1998, May 13,
1998, June 8, 1998, June 10, 1998, June 17, 1998, July 17, 1998, July 20, 1998,
July 22, 1998, July 30, 1998 and September 1, 1998. You should refer to "The Company -- Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" in the Prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at "http://www.sec.gov."

                       RISK FACTORS RELATING TO THE NOTES

     An investment in the Notes entails significant risks not associated with similar investments in a conventional debt security, including the following:

COMPARISON TO OTHER SECURITIES

     The Supplemental Redemption Amount May Be Zero. Unless the Adjusted Ending Value exceeds the closing value of the Nikkei 225 Index on the date of this Prospectus Supplement (i.e., the Starting Value), the Supplemental Redemption Amount will be ZERO. This may be true even if the value of the Nikkei 225 Index, as reduced by the Adjustment Factor, exceeds the Starting Value at some time during the life of the Notes but later falls below that threshold. If the Supplemental Redemption Amount is zero, we will pay you only the principal amount of your Notes at maturity.

     The Adjusted Ending Value Will Be Determined during the      Months Prior
to Maturity.  Because the Adjusted Ending Value will be based upon the closing
value of the Nikkei 225 Index on the      of each month during the      -month
Calculation Period prior to maturity, as adjusted by the Adjustment Factor, a significant increase in the Index subsequent to issuance may be substantially or entirely offset by subsequent decreases in the value of the Index during or prior to the Calculation Period, and a high Index value at the close of one or more months during the Calculation Period may be substantially offset by a low Index value at the close of one or more other months during the Calculation Period.

     In addition, the use of an average over the Calculation Period, rather than one closing Index value at maturity, to calculate the Adjusted Ending Value could result in a lower or higher payment at maturity than would otherwise be the result. In particular, if the Index generally increases over the Calculation Period, then the payment on the Notes will be lower, and could be materially lower, than would be the case if one closing Index value at maturity were used.

     No Periodic Interest. No periodic payments of interest will be made on the Notes or the principal amount thereof. However, the payment of a Supplemental Redemption Amount at maturity, if that amount exceeds zero, may be deemed to be interest.

     Yield May Be Lower than the Yield on a Standard Debt Security of Comparable Maturity. The amount we pay you at maturity may be less than the return you could earn on other investments. Because the Adjusted Ending Value of the Nikkei 225 Index may be less than, equal to or only slightly greater than the Starting Value, the effective yield to maturity on the Notes (which is linked to the amount by which the Adjusted Ending Value exceeds the Starting Value) may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of the Company. In addition, any such return may not fully compensate you for any opportunity cost to you when you take into account inflation and other factors relating to the time value of money.

     Return Does Not Reflect Dividends. Your return on the Notes will not reflect the return you would realize if you actually owned the stocks underlying the Index and received the dividends paid on those stocks because of the reduction caused by the Adjustment Factor and because NKS calculates the Index by reference to the prices of the stocks comprising the Index without taking into consideration the value of dividends paid on those stocks.

     Effect of Adjustment Factor. Because the actual index values of the Nikkei 225 Index during the Calculation Period will be reduced by the Adjustment Factor in order to determine the Adjusted Ending Value, your return on the Notes will be less than your return on a similar indexed instrument that was directly linked to the Nikkei 225 Index, but was not subject to such adjustment.

CURRENCY EXCHANGE RATES

     Although the stocks comprising the Nikkei 225 Index are traded in currencies other than U.S. dollars and the Notes are denominated in U.S. dollars, we will not adjust the Supplemental Redemption Amount for currency exchange rates in effect at the maturity of the Notes. The Supplemental Redemption Amount is based solely upon the percentage increase in the Index, which is denominated in Yen. Changes in exchange rates, however, may reflect changes in the Japanese economy, which may in turn affect the value of certain of the stocks underlying the Index, and thus affect the Supplemental Redemption Amount payable on the Notes.

RELATIONSHIP OF THE NOTES AND THE NIKKEI 225 INDEX

     The historical Nikkei 225 Index values should not be taken as an indication of the future performance of the Index during the term of the Notes. The Nikkei 225 Index has declined approximately 27% from July 1, 1997 through September 10, 1998, and approximately 10% from July 1, 1998 through September 10, 1998. A continuation of the decline of the Nikkei 225 Index could adversely affect the value of the Notes. While the trading prices of the stocks underlying the Index will determine the value of the Nikkei 225 Index, it is impossible to predict whether the value of the Index will fall or rise. Trading prices of the stocks underlying the Nikkei 225 Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or a particular underlying stock.

     The policies of NKS concerning additions, deletions and substitutions of the stocks underlying the Nikkei 225 Index and the manner in which NKS takes account of certain changes affecting such underlying stock may affect the value of the Index. The policies of NKS with respect to the calculation of the Index could also affect the value of the Index. NKS may discontinue or suspend calculation or dissemination of the Nikkei 225 Index or materially alter the methodology by which it calculates the Index. Any such actions could affect the value of the Notes. You should refer to "The Nikkei 225 Index" below.

POSSIBLE ILLIQUIDITY OF SECONDARY MARKET

     We will apply to list the Notes on the CBOE. However, there can be no assurance as to whether there will be a secondary market in the Notes or if there were to be such a secondary market, whether such market would be liquid or illiquid. If the secondary market for the Notes is limited, there may be few buyers when you decide to sell your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive. There is currently no secondary market for the Notes.

FACTORS AFFECTING TRADING VALUE OF THE NOTES

     We believe that the value of the Notes in the secondary market will be affected by the value of the Index and by a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the Notes prior to maturity may be at a discount, which could be substantial, from the principal amount thereof, if, at such time, the value of the Index is less than, equal to, or not sufficiently above the Starting Value. The following paragraphs describe what we expect to be the impact on the market value of the Notes of a change in a specific factor, assuming all other conditions remain constant.

     Index Value. We expect that the market value of the Notes will likely depend substantially on the amount, if any, by which the current Index value, as reduced by the Adjustment Factor, exceeds the Starting Value. If you choose to sell your Notes when the value of the Index exceeds the Starting Value, you may receive substantially less than the amount that would be payable at maturity based on that Index value because of expectations that the Index will continue to fluctuate until the Adjusted Ending Value is determined. If you choose to sell your Notes when the value of the Index is below the Starting Value, you can expect to receive less than the $10 principal amount per Unit of Notes. In general, rising Japanese dividend rates (i.e., dividends per share) may increase the value of the Index, while falling Japanese dividend rates may decrease the value of the Index. Political, economic and other developments that affect the stocks underlying the Index may also affect the value of the Index and the value of the Notes. The effect of the current Index value on the market value of the
Notes will likely decrease significantly over time during the      -month
Calculation Period because a portion of the Adjusted Ending Value will be
determined on each of the      Calculation Days during such period.

     United States Interest Rates. Because the Notes repay, at a minimum, the principal amount at maturity, we expect that the trading value of the Notes will be affected by changes in interest rates. In general, if U.S. interest rates increase, the trading value of the Notes may be adversely affected. If U.S. interest rates decrease, the trading value of the Notes may be favorably affected. Interest rates may also affect the U.S. economy and, in turn, the value of the Index, which (for the reasons discussed above) would affect the value of the Notes. Rising U.S. interest rates may lower the value of the Index and, thus, the Notes. Falling U.S. interest rates may increase the value of the Index and, thus, the Notes.

     Japanese Interest Rates. On the other hand, if interest rates increase in Japan, the trading value of the Notes may be favorably affected, and if interest rates in Japan decrease, the trading value of the Notes may be adversely affected. However, interest rates in Japan may also affect the Japanese economy and, in turn, the value of the Index, which (for the reasons discussed above) would affect the value of the Notes. In general, rising interest rates in Japan may lower the value of the Index and the Notes. Falling interest rates in Japan may increase the value of the Index and the Notes. In general, and assuming that all other relevant factors are held constant, we expect that the effect of any change in Japanese interest rates on the trading value of the Notes will not be as great as the effect of an equivalent change in U.S. interest rates.

     Volatility of the Index. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Index increases, the trading value of the Notes may be favorably affected. If the volatility of the Index decreases, the trading value of the Notes may be adversely affected. The effect of the volatility of the Index on the market value of the Notes is likely to decrease over time during the Calculation Period because a portion of
the Adjusted Ending Value will be determined on the      of each month during
such      -month period.

     Time Remaining to Maturity. The Notes may trade at a value above that which would be expected based on the level of interest rates and the Index. Any such difference will reflect a "time premium" resulting from expectations
concerning the value of the Index during the      -month Calculation Period
prior to the maturity of the Notes. However, as the time remaining to the
maturity of the Notes decreases, particularly during the      -month Calculation
Period, this time premium may decrease, adversely affecting the trading value of the Notes.

     Dividend Yields. If dividend yields on the underlying stocks comprising the Index increase, we expect that the value of the Notes may be adversely affected, since the Index does not incorporate the value of such payments. Conversely, if dividend yields on the stocks comprising the Index decrease, the value of the Notes may be favorably affected.

     Company Credit Ratings, Financial Condition and Results. Actual or anticipated changes in the Company's credit ratings, financial condition or results may affect the market value of the Notes.

     Economic Conditions and Earnings Performance of Underlying Companies. General economic conditions and the earnings results of the companies whose common stocks comprise the Index and real or anticipated changes in such conditions or results may affect the value of the Index and the market value of the Notes. The Japanese economy has been stagnant for several years and remains weak, and there have been expressions of public concern regarding the financial sector in Japan. A continuation of these circumstances could adversely affect the financial performance of Japanese issuers, the level of the Index and the value of the Notes.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the Notes attributable to another factor, such as an increase in the Index value.

     In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in most of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

AFFILIATION OF THE COMPANY AND CALCULATION AGENT

     Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Adjusted Ending Value and the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. You should refer to "Description of the Notes -- Market Disruption Events", "-- Discontinuance of the Nikkei 225 Index" and "-- Alteration of Method of Calculation" below. Salomon Smith Barney, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the Index values that the Calculation Agent may be required to make prior to their dissemination. Salomon Smith Barney is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment. Salomon Smith Barney may also engage in certain activities in connection with hedging the Company's obligation under the Notes. You should refer to "Use of Proceeds and Hedging" in the accompanying Prospectus.

PURCHASES AND SALES BY AFFILIATES OF THE COMPANY

     The Company, Salomon Smith Barney and other affiliates of the Company may from time to time buy or sell the stocks underlying the Index or derivative instruments related to the Index for their own accounts in connection with their normal business practices or in connection with hedging the Company's obligations under the Notes. These transactions could affect the price of such stocks or the value of the Index.

POTENTIAL FEDERAL INCOME TAX CONSEQUENCES

     Because the Notes will be treated as contingent payment debt obligations of the Company, and because by accepting a Note holders thereof agree to this treatment of the Notes, U.S. holders of a Note will be required to include original issue discount for U.S. federal income tax purposes ("Tax OID") in their gross income on a constant yield basis over the term of such Note. Such Tax OID will be includible in a U.S. holder's gross income for U.S. federal income tax purposes (as ordinary income) over the life of the Note, even though no payments are to be made on the Note except at maturity. The amount of Tax OID is calculated based (in part) on an assumed amount payable at maturity. This assumed amount is neither a prediction nor guarantee of the actual amount payable at maturity. Furthermore, if the amount actually paid at maturity is, in fact, less than the assumed amount payable at maturity, a U.S. holder will have recognized taxable income in periods prior to maturity that exceed such holder's economic income from the holding of the Note during such periods (with an offsetting ordinary loss at the maturity of the Note). A U.S. holder will also be required to treat any gain recognized upon a sale of a Note as ordinary income (rather than capital gain). You should refer to "Certain United States Federal Income Tax Considerations" in this Prospectus Supplement.

OTHER CONSIDERATIONS

     If a bankruptcy proceeding is commenced in respect of the Company, the claim of a holder of Notes may, under Section 502(b)(2) of Title 11 of the United States Code, be limited to the principal amount of such Notes plus a Supplemental Redemption Amount, if any, calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.
                            ------------------------

     We suggest that prospective investors who consider purchasing the Notes reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "Offered Securities") supplements the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The following summary of the Notes is qualified in its entirety by reference to the Senior Debt Indenture referred to in the Prospectus.

GENERAL

     The Principal-Protected Equity Linked Notes based upon the Nikkei 225 Index (the "Notes") are a series of Debt Securities issued under the Senior Debt Indenture described in the accompanying Prospectus. The aggregate principal
amount of Notes issued will be limited to $          (     Units). The Notes
will mature on      , 2003, will constitute part of the senior debt of the
Company and will rank pari passu with all other unsecured and unsubordinated debt of the Company. The Notes will be issued only in fully registered form and in denominations of $10 (one Unit) and integral multiples thereof.

     The "Trustee" under the Senior Debt Indenture will be The Bank of New York under an indenture dated as of October 27, 1993, as amended from time to time. A copy of the Senior Debt Indenture under which The Bank of New York serves as Trustee has been filed with the SEC as an exhibit to the Registration Statement of which the accompanying Prospectus forms a part and is hereby incorporated by reference as part of the Registration Statement. Section numbers in the Bank of New York Indenture take the form "1.01", "2.01" and so forth, rather than "101", "201" and so forth. Section references in the accompanying Prospectus should be read accordingly.

     Reference is made to the accompanying Prospectus for a detailed summary of additional provisions of the Notes and of the Senior Debt Indenture under which the Notes will be issued.

INTEREST

     No interest is payable on the Notes or the principal amount thereof, other than in connection with a default on payment at maturity or to the extent that the Supplemental Redemption Amount exceeds zero and is deemed to be an interest payment.

REDEMPTION; DEFEASANCE

     The Notes are not subject to redemption by the Company or at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying Prospectus under "Description of Debt
Securities -- Defeasance".

PAYMENT AT MATURITY

     At maturity (including as a result of acceleration or otherwise), a holder of a Note will be entitled to receive the principal amount thereof plus a Supplemental Redemption Amount, if any, determined as provided below. If the Adjusted Ending Value does not exceed the Starting Value, the holder of a Note will be entitled to receive only the principal amount thereof. The principal amount will equal $10 per Unit of Notes.

DETERMINATION OF THE SUPPLEMENTAL REDEMPTION AMOUNT

     The Supplemental Redemption Amount for each Unit of Notes ($10 principal amount) will be determined by the Calculation Agent and will equal:

               Adjusted Ending Value - Starting Value
     $10 X ------------------------------------------------
                           Starting Value

provided, however, that in no event will the Supplemental Redemption Amount be less than zero. As indicated in the formula above, the Supplemental Redemption Amount for the Notes will be calculated using the principal amount of the Notes.

     The "Adjusted Ending Value" will be determined by the Calculation Agent and will equal the average (arithmetic mean) of the closing values of the Index on
each of the      Calculation Days during the Calculation Period, multiplied by
the Adjustment Factor. If the                of any month during the Calculation
Period is not a Calculation Day because it is not an Index Business Day or due to the occurrence of one or more Market Disruption Events, then the Index value for that month of the Calculation Period will equal the closing value of the Nikkei 225 Index determined on the next Index Business Day on which no Market
Disruption Event exists, except that if      , 2003 is not a Calculation Day for
any reason, then the Index value for      , 2003 will equal the closing value of
the Nikkei 225 Index determined on the immediately preceding Index Business Day on which no Market Disruption Event exists.

     The "Adjustment Factor" will equal      % per annum, and will be applied
pro rata on a daily basis to reduce the value of the Index during the term of the Notes. We will determine the Adjustment Factor on the Pricing Date and disclose it to you in the final Prospectus Supplement delivered to you in connection with sales of the Notes. The Adjustment Factor is expected to be between 0.75% and 1.25% per annum. As a result of its application, the Adjusted Ending Value used to calculate the Supplemental Redemption Amount at the stated maturity of the Notes is expected to be 3.69% to 6.10% less than the actual
average of the Index values on the      Calculation Days during the Calculation
Period. If the Adjusted Ending Value is calculated with respect to a date earlier than the stated maturity of the Notes, the Adjustment Factor will be reduced pro rata to reflect the number of days elapsed between the Pricing Date and such date.

     The "Starting Value" will equal the closing value of the Index on the Pricing Date. We will determine the Starting Value on the Pricing Date and disclose it to you in the final Prospectus Supplement delivered to you in connection with sales of the Notes.

     The "Calculation Period" means the period from and including the date that is expected to be between 12 and 36 months prior to the maturity date to but excluding the maturity date. We will determine the Calculation Period on the Pricing Date and disclose it to you in the final Prospectus Supplement delivered to you in connection with sales of the Notes. A "Calculation Day" means the of each month during the Calculation Period, provided that such day is an Index Business Day and no Market Disruption Event has occurred on such day.

     For purposes of determining the Adjusted Ending Value, an "Index Business Day" is a day on which the New York Stock Exchange (the "NYSE"), the TSE, the Singapore International Monetary Exchange (the "SIMEX"), the Osaka Securities Exchange (the "OSE") and the Chicago Mercantile Exchange (the "CME") are open for trading and the Index or any Successor Index, as defined below, is calculated and published. The Calculation Agent may, in its discretion, add to (or delete from) the definition of Index Business Day any other major U.S. or international exchange which commences to serve (or ceases to serve) as the primary exchange upon which a stock underlying the Index trades or as an exchange upon which a futures contract, an option on a futures contract or an option contract relating to the Index trades. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and shall be conclusive for all purposes and binding on the Company and beneficial owners of the Notes, absent manifest error.

HYPOTHETICAL RETURNS

     The following table illustrates, for a range of hypothetical average values
of the Index during the      -month Calculation Period and based upon a
hypothetical Starting Value of 14,666.03 and a five-year maturity for the Notes,
(i) the hypothetical Adjusted Ending Value used to calculate the Supplemental Redemption Amount; (ii) the percentage change from the hypothetical Starting Value to the hypothetical Adjusted Ending Value; (iii) the hypothetical total amount payable per Note; (iv) the hypothetical total rate of return on the Notes; (v) the hypothetical pretax annualized rate of return on the Notes; and
(vi) the hypothetical pretax annualized rate of return of the stocks and ADRs underlying the Index (which includes an assumed aggregate dividend yield of 1.04% per annum, as more fully described below). The calculations in this table assume an Adjustment Factor of 1.00% per annum (or 4.9010% over the term of the Notes), the midpoint of the expected range of 0.75% to 1.25%.

    HYPOTHETICAL                          PERCENTAGE CHANGE       TOTAL AMOUNT                           PRETAX
    AVERAGE INDEX        HYPOTHETICAL     OF ADJUSTED ENDING   PAYABLE AT MATURITY   TOTAL RATE OF   ANNUALIZED RATE
  VALUE DURING THE         ADJUSTED         VALUE OVER THE      PER $10 PRINCIPAL      RETURN ON      OF RETURN ON
CALCULATION PERIOD(1)   ENDING VALUE(2)     STARTING VALUE       AMOUNT OF NOTES       THE NOTES      THE NOTES(3)
---------------------   ---------------   ------------------   -------------------   -------------   ---------------
      10,266.22             9,763.07            -33.43%              $10.00               0.00%            0.00%
      11,732.82            11,157.80            -23.92%              $10.00               0.00%            0.00%
      13,199.43            12,552.52            -14.41%              $10.00               0.00%            0.00%
      14,666.03(5)         13,947.25             -4.90%              $10.00               0.00%            0.00%
      16,132.63            15,341.97              4.61%              $10.46               4.61%            0.90%
      17,599.24            16,736.70             14.12%              $11.41              14.12%            2.66%
      19,065.84            18,131.42             23.63%              $12.36              23.63%            4.29%
      20,532.44            19,526.15             33.14%              $13.31              33.14%            5.80%
      21,999.05            20,920.87             42.65%              $14.26              42.65%            7.23%
      23,465.65            22,315.60             52.16%              $15.22              52.16%            8.57%
      24,932.25            23,710.32             61.67%              $16.17              61.67%            9.84%
      26,398.85            25,105.05             71.18%              $17.12              71.18%           11.04%
      27,865.46            26,499.77             80.69%              $18.07              80.69%           12.18%
      29,332.06            27,894.50             90.20%              $19.02              90.20%           13.27%
      30,798.66            29,289.22             99.71%              $19.97              99.71%           14.32%
      32,265.27            30,683.95            109.22%              $20.92             109.22%           15.31%
      33,731.87            32,078.67            118.73%              $21.87             118.73%           16.27%
      35,198.47            33,473.40            128.24%              $22.82             128.24%           17.19%
      36,665.08            34,868.12            137.75%              $23.77             137.75%           18.08%

  PRETAX ANNUALIZED
  RATE OF RETURN ON
  STOCKS UNDERLYING
   THE INDEX(3)(4)
  ------------------
         -5.97%
         -3.38%
         -1.06%
          1.04%
          2.96%
          4.73%
          6.37%
          7.91%
          9.35%
         10.70%
         11.99%
         13.20%
         14.36%
         15.47%
         16.52%
         17.54%
         18.51%
         19.45%
         20.35%

---------------
(1) The actual average Index value, for purposes of calculating the Supplemental Redemption Amount at stated maturity, will be equal to the average of the
    Index values on each of the Calculation Days during the      -month
    Calculation Period. The Calculation Period is expected to be between 12 and 36 months prior to maturity.

(2) The actual Adjusted Ending Value, for purposes of calculating the Supplemental Redemption Amount at stated maturity, will be equal to the actual average Index value reduced by the Adjustment Factor.

(3) These annualized rates of return are calculated on a semi-annual bond-equivalent basis.

(4) This rate of return assumes (i) an investment of a fixed amount in the stocks underlying the Index with the allocation of such amounts reflecting the relative weights of such stocks in the Index; (ii) a constant dividend yield of 1.04% per annum, paid quarterly from the date of initial delivery of Notes, applied to the value of the Index at the end of each such quarter assuming such value increases or decreases linearly from the Starting Value to the hypothetical Index value during the Calculation Period; (iii) no transaction fees or expenses; (iv) a five-year maturity of the Notes from date of issue; and (v) a final Index value equal to the hypothetical average Index value during the Calculation Period.

(5) The Hypothetical Starting Value. For purposes of this illustration, the Starting Value is assumed to be the Index value on September 10, 1998. The actual Starting Value will equal the closing value of the Index on the Pricing Date, and will be disclosed in the final Prospectus Supplement delivered to you in connection with the sale of the Notes.

     The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by investors and the total and pretax rate of return resulting therefrom will depend entirely on the Starting Value, the actual Adjusted Ending Value and the actual Adjustment Factor determined by the actual Calculation Agent as provided herein. In particular, the actual Adjusted Ending Value could be lower or higher than those reflected in the table. Historical data regarding the Nikkei 225 Index is included in this Prospectus Supplement under "The Nikkei 225 Index -- Historical Data on the Index".

MARKET DISRUPTION EVENTS

     "Market Disruption Event" means any of the following events, as determined by the Calculation Agent:

          (a) The suspension or material limitation of trading in 20% or more of the underlying stocks which then comprise the Nikkei 225 Index or any Successor Index, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading on the TSE.

          (b) The suspension or material limitation, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading (whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise) in (A) futures contracts related to the Index or any Successor Index or options on such futures contracts which are traded on the SIMEX, the OSE, the CME or any other major U.S. or international exchange or (B) options contracts related to the Index or any Successor Index which are traded on the SIMEX, the OSE, the CME or any other major U.S. or international exchange.

          (c) The unavailability, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the close of trading, of accurate price, volume or related information in respect of 20% or more of the underlying stocks which then comprise the Index or any Successor Index or in respect of futures contracts related to the Index or any Successor Index, options on such futures contracts or options contracts related to the Index or any Successor Index, in each case traded on the SIMEX, the OSE, the CME or any other major U.S. or international exchange.

     For purposes of determining whether a Market Disruption Event has occurred:
(1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to discontinue permanently trading in the relevant futures or options contract will not constitute a Market Disruption Event, and (3) any suspension in trading in a futures or options contract on the Index or any Successor Index by a major securities market by reason of (x) a price change violating limits set by such securities market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts, will constitute a Market Disruption Event, notwithstanding that such suspension or material limitation is less than two hours. Under certain circumstances, the duties of Salomon Smith Barney as Calculation Agent in determining the existence of Market Disruption Events could conflict with the interests of Salomon Smith Barney as an affiliate of the issuer of the Notes.

     On April 3, 1992, no trading took place on the CME, as a flood that severely affected the operations of many of the CME's member institutions caused the CME to suspend trading (including trading in futures or options contracts on the Index) for the entire day. If this suspension of trading had occurred during the term of the Notes, such event would have constituted a Market Disruption Event. The existence or non-existence of such circumstances, however, is not necessarily indicative of the likelihood of such circumstances arising or not arising in the future.

DISCONTINUANCE OF THE NIKKEI 225 INDEX

     If NKS discontinues publication of the Nikkei 225 Index and NKS or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such Index (any such index being referred to hereinafter as a "Successor Index"), then the Adjusted Ending Value shall be determined by reference to the value of such Successor Index using the methodology described above under "-- Determination of the Supplemental Redemption Amount".

     Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice thereof to be furnished to the Company and the Trustee, who shall provide notice thereof to the holders of the Notes.

     If NKS discontinues publication of the Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any Calculation Day, the value to be substituted for the Index for any such

Calculation Day used to calculate the Supplemental Redemption Amount at maturity will be a value computed by the Calculation Agent for such Calculation Day in accordance with the procedures last used to calculate the Index prior to any such discontinuance.

     If NKS discontinues publication of the Index prior to the period during which the Supplemental Redemption Amount is to be determined and the Calculation Agent determines that no Successor Index is available at such time, then on each Index Business Day until the earlier to occur of (a) the determination of the Adjusted Ending Value and (b) a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent shall determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if such day were a Calculation Day. The Calculation Agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation), and arrange for information with respect to such values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the Notes.

     If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Nikkei 225 Index as described above, such Successor Index or value shall be substituted for the Nikkei 225 Index for all purposes, including for purposes of determining whether an Index Business Day occurs or a Market Disruption Event exists. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nikkei 225 Index may adversely affect the value of the Notes.

ALTERATION OF METHOD OF CALCULATION

     If at any time the method of calculating the Nikkei 225 Index or a Successor Index, or the value thereof, is changed in any material respect, or if the Index or a Successor Index is in any other way modified so that such Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value with respect to the Adjusted Ending Value is to be calculated, make such adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Index or such Successor Index as if changes or modifications had not been made, and calculate such closing value with reference to the Index, as adjusted. Accordingly, if the method of calculating the Index or such Successor Index is modified so that the value of such Index or such Successor Index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in such Index), then the Calculation Agent shall adjust such Index in order to arrive at a value of such Index as if it had not been modified (e.g., as if such split had not occurred).

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying Prospectus) with respect to any Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the principal amount plus the Supplemental Redemption Amount, if any, calculated as though the maturity date of the Notes were the date of early repayment. See
"-- Determination of the Supplemental Redemption Amount" above. If a bankruptcy proceeding is commenced in respect of the Company, the claim of the beneficial owner of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Note plus an additional amount of contingent interest calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.

     In case of default in payment at the maturity date of the Notes (whether at their stated maturity or upon acceleration), from and after the maturity date the Notes shall bear interest, payable upon demand of the beneficial owners
thereof, at the rate of      % per annum on the unpaid amount due and payable on
such date in accordance with the terms of the Notes to the date payment of such amount has been made or duly provided for.

BOOK-ENTRY SYSTEM

     Upon issuance, all Notes will be represented by one or more fully-registered global securities (the "Global Notes"). Each such Global Note will be deposited with, or on behalf of the Depositary, and registered in the name of the Depositary or a nominee thereof. Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Note may be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. Accountholders in the Euroclear or Cedel Bank clearance systems may hold beneficial interests in the Notes through the accounts each such system maintains as a participant in the Depositary.

     The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the NYSE, The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to the Depositary and its Participants are on file with the Commission.

     A further description of the Depositary's procedures with respect to the Global Notes is set forth in the Prospectus under "Description of Debt Securities -- Global Notes". The Depositary has confirmed to the Company, the Underwriter and the Trustee that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriter in same-day funds. All payments of principal and the Supplemental Redemption Amount, if any, will be made by the Company in same-day funds so long as the Notes are maintained in book-entry form.

CALCULATION AGENT

     The Calculation Agent for the Notes will be Salomon Smith Barney. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Company and holders of the Notes. Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Adjusted Ending Value and the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "-- Market Disruption Events", "-- Discontinuance of the Nikkei 225 Index" and "-- Alteration of Method of Calculation" above. Salomon Smith Barney is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

                              THE NIKKEI 225 INDEX

GENERAL

     Unless otherwise stated, all information herein relating to the Nikkei 225 Index has been derived from the Stock Market Indices Data Bank published by NKS and other publicly available sources. Such information reflects the policies of NKS as of August 31, 1998 as stated in such sources; such policies are subject to change at the discretion of NKS.

     The Nikkei 225 Index is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 highly capitalized underlying stocks trading on the TSE representing a broad cross-section of Japanese industries. See Appendix B hereto for a list of the stocks comprising the Nikkei 225 Index as of August 31, 1998. All 225 underlying stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE.

     THE INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN BASED ON THE SUPPLEMENTAL REDEMPTION AMOUNT WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM FOR A PERIOD EQUAL TO THE MATURITY OF THE NOTES.

COMPUTATION OF THE INDEX

     While NKS currently employs the following methodology to calculate the Index, no assurance can be given that NKS will not modify or change such methodology in a manner that may affect the Supplemental Redemption Amount, if any, payable to beneficial owners of Notes upon maturity or otherwise.

     The Nikkei 225 Index is a modified, price-weighted index (i.e., an underlying stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each underlying stock by the corresponding weighting factor for such underlying stock (a "Weight Factor"), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the "Divisor"). The Divisor, initially set in 1949 at 225, was 10.010 as of August 31, 1998 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing Y50 by the par value of the relevant underlying stock, so that the share price of each underlying stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of Y50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the underlying stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

     In order to maintain continuity in the level of the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the underlying stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any underlying stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

     Underlying stocks may be deleted or added by NKS. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the underlying stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. Upon deletion of a stock from the underlying stocks, NKS will select a suitable replacement for such deleted underlying stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the underlying stocks. In such a case, an existing underlying stock with low trading volume and not representative of a market will be deleted by NKS.

     NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225 Index. The Notes are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this Pricing Supplement that NKS makes any representation or warranty, implied or express, to the Company, the Holders or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Nikkei 225 Index to track general stock market performance. NKS has no obligation to take the needs of the Company or the Holders of the Notes into consideration in determining, composing or calculating the Nikkei 225 Index. NKS is not responsible for, and has not participated in the determination of, the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Supplemental Redemption Amount or any other amount payable with respect to the Notes is set. NKS has no obligation or liability in connection with the administration, marketing or trading of the Notes.

THE TOKYO STOCK EXCHANGE

     The TSE is one of the world's largest securities exchanges in terms of market capitalization. The TSE is a two-way, continuous, pure auction market. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

     Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on such trading day will generally be available in the United States by the opening of business on the same calendar day.

     The TSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances. These include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. In general, any stocks listed on the TSE cannot be traded at a price outside of these limits, which are stated in terms of absolute amounts of Japanese yen, and not percentage, changes from the closing price of the stock on the previous day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a "special bid quote" or a "special asked quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter orders and balance supply and demand for stock. Investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances including, for example, unusual trading activity in that stock. As a result, variations in the Nikkei 225 Index may be limited by price limitations, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Index which may, in turn, adversely affect the value of the Notes under certain circumstances.

HISTORICAL DATA ON THE INDEX

     The following table sets forth the value of the Index at the end of each month in the period from January 1992 through August 1998. These historical data on the Index are not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the value of the Index during any period set forth below is not any indication that the Index is more or less likely to increase or decrease at any time during the term of the Notes.

                         1992         1993         1994         1995         1996         1997         1998
                       ---------    ---------    ---------    ---------    ---------    ---------    ---------
January..............   22023.05     17023.78     20229.12     18649.82     20812.74     18330.01     16628.47
February.............   21338.81     16953.35     19997.20     17053.43     20125.37     18557.00     16831.67
March................   19345.95     18591.45     19111.92     16139.95     21406.85     18003.40     16527.17
April................   17390.71     20919.18     19725.25     16806.75     22041.30     19151.12     15641.26
May..................   18347.75     20552.35     20973.59     15436.79     21956.19     20068.81     15670.78
June.................   15951.73     19590.00     20643.93     14517.40     22530.75     20604.96     15830.27
July.................   15910.28     20380.14     20449.39     16677.53     20692.83     20331.43     16378.97
August...............   18061.12     21026.60     20628.53     18117.22     20166.90     18229.42     14107.89
September............   17399.08     20105.71     19563.81     17913.06     21556.40     17887.71
October..............   16767.40     19702.97     19989.60     17654.64     20466.86     16458.94
November.............   17683.65     16406.54     19075.62     18744.42     21020.36     16636.26
December.............   16924.95     17417.24     19723.06     19868.15     19361.35     15258.74

     The following table sets forth the closing values of the Index on the last business day of each year from 1967 through 1997, as published by NKS. The historical experience of the Index should not be taken as an indication of future performance and no assurance can be given that the value of the Index will not decline and thereby reduce or eliminate the Supplemental Redemption Amount which may be payable to holders of the Notes at the stated maturity date.

                      YEAR-END CLOSING VALUE OF THE INDEX

      YEAR-END
       CLOSING
YEAR    VALUE
----  --------
1967      1,281
1968      1,715
1969      2,359
1970      1,987
1971      2,714
1972      5,208
1973      4,307
1974      3,817

      YEAR-END
       CLOSING
YEAR    VALUE
----  --------
1975      4,359
1976      4,987
1977      4,866
1978      6,002
1979      6,570
1980      7,063
1981      7,682
1982      8,017

      YEAR-END
       CLOSING
YEAR    VALUE
----  --------
1983      9,894
1984     11,543
1985     13,083
1986     18,821
1987     21,564
1988     30,159
1989     38,915
1990     23,849

      YEAR-END
       CLOSING
YEAR    VALUE
----  --------
1991     22,984
1992     16,925
1993     17,417
1994     19,723
1995     19,868
1996     19,361
1997     15,259

     The closing value of the Index on September 10, 1998 was 14,666.03.

HISTORICAL YEAR-END CLOSING VALUES

     The following graph illustrates the historical performance of the Index based on the closing value thereof at the end of each year from 1967 through 1997 and as of September 10, 1998. Past movements of the Index are not necessarily indicative of future Index values.

          NIKKEI 225 INDEX HISTORICAL YEAR-END CLOSING VALUES [GRAPH]

1967                                                                        1281
                     MEASUREMENT PERIOD
                   (FISCAL YEAR COVERED)                                   1715
1969                                                                        2359
                                                                            1987
1971                                                                        2714
                                                                            5208
1973                                                                        4307
                                                                            3817
1975                                                                        4359
                                                                            4987
1977                                                                        4866
                                                                            6002
1979                                                                        6570
                                                                            7083
1981                                                                        7682
                                                                            8017
1983                                                                        9894
                                                                           11543
1985                                                                       13083
                                                                           18821
1987                                                                       21564
                                                                           30159
1989                                                                       38915
                                                                           23849
1991                                                                       22984
                                                                           16925
1993                                                                       17417
                                                                           19723
1995                                                                       19868
                                                                           19361
1997                                                                       15259
1998                                                                       14656

LICENSE AGREEMENT

     The Index is the intellectual property of NKS. "Nikkei" and "Nikkei 225" are the service marks of NKS. NKS reserves all the rights, including copyright, to the Index.

     NKS and the Company have entered into a license agreement providing for a license, in exchange for a fee, of certain trade and service marks with respect to indices owned and published by NKS in connection with the issuance of the Notes. The use of and reference to the Nikkei 225 Index in connection with the Notes have been consented to by NKS, the publisher of the Nikkei 225 Index.

     The Notes are not in any way sponsored, endorsed or promoted by the NKS. NKS does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the Index or the figure as which the Index stands at any particular day or otherwise. The Index is compiled and calculated solely by the NKS. However, NKS shall not be liable to any person for any error in the Index and NKS shall not be under any obligation to advise any person, including a purchase or vendor of the Products, of any error therein.

     In addition, NKS gives no assurance regarding any modification or change in any methodology used in calculating the Index and is under no obligation to continue the calculation, publication and dissemination of the Index.

     All disclosures contained in this Prospectus Supplement regarding the Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by NKS. None of the Company, the Calculation Agent or the Trustee under the Senior Debt Indenture accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225 Index or any Successor Index. NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Index or the manner in which such index is applied in determining the Supplemental Redemption Amount or any other amount payable in respect of the Notes.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of certain United States federal income tax considerations that may be relevant to a holder of a Note. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Furthermore, there can be no assurance that the Internal Revenue Service would not take a position contrary to those expressed herein. This summary deals only with holders that will hold Notes as capital assets, and does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law (including, but not limited to, financial institutions, tax-exempt entities, insurance companies or dealers in securities or currencies, persons having a functional currency other than the U.S. dollar, persons holding the Notes as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction). This summary also does not address the state, local or foreign tax consequences of an investment in the Notes. The discussion below is based on the advice of Cleary, Gottlieb, Steen & Hamilton, counsel to Salomon Smith Barney and special tax counsel to the Company.

     Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes, including the application to their particular situation of the U.S. federal income tax considerations discussed below.

     As used herein, the term "U.S. holder" means a person who is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more U.S. persons have the authority to control all of the trust's substantial decisions.

TAX CHARACTERIZATION OF THE NOTES

     Each Note will be treated by the Company for U.S. federal income tax purposes as a single debt instrument issued by the Company that is subject to U.S. Treasury regulations governing contingent debt instruments (the "Contingent Debt Regulations"). Moreover, each holder, by accepting a Note, agrees to this treatment of such Note and to report all income (or loss) with respect to the Notes in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of the Note as a single debt instrument subject to the Contingent Debt Regulations and the holder's agreement thereto.

U.S. HOLDERS

     Taxation of Interest.  A U.S. holder of a Note will recognize income (or loss) on a Note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a "noncontingent bond method" to determine accruals of income, gain, loss and deduction with respect to a contingent debt obligation. As described in more detail in the second succeeding paragraph, under the noncontingent bond method, a U.S. holder of a Note will be required for tax purposes to include in income each year an accrual
of interest at the rate of      percent (the "comparable yield"). Solely for
purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a holder of a Note will be assumed to be entitled to receive a
payment of $     on the maturity date (the "Assumed Supplemental Redemption
Amount") in respect of each Unit. The Assumed Supplemental Redemption Amount is calculated as the amount required to produce the comparable yield of a Note, taking into account the Note's issue price.

     The comparable yield and the Assumed Supplemental Redemption Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by the Company with respect to the actual yield of, or payment to be made in respect of, a Note. The comparable yield and the Assumed Supplemental Redemption Amount do not necessarily represent the Company's expectations regarding such yield or the amount of such payment.

     Each Note will be issued at par. However, there will be Tax OID because Tax OID must be accrued at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder, a U.S. holder of a Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of Tax OID on the Note for all days during the taxable year that the U.S. holder owns the Note. As a result, a U.S. holder of a Note that employs the cash method of tax accounting will be required to include amounts in respect of Tax OID accruing on a Note in taxable income each year, even though cash payment on the Note is only at maturity.

     The daily portions of Tax OID on a Note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a Note allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of a Note at the beginning of the accrual period by the comparable yield of a Note (appropriately adjusted to reflect the length of the accrual period). The "adjusted issue price" of a Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods.

     Disposition of the Notes. When a U.S. holder sells, exchanges or otherwise disposes of a Note (including the redemption of the Note at maturity) (a "disposition"), the U.S. holder's gain (or loss) on such disposition will equal the difference between the amount received by the U.S. holder for the Note and the U.S. holder's tax basis in the Note. Upon a Note's maturity, if there is a payment of a Supplemental Redemption Amount and such Supplemental Redemption Amount exceeds the Assumed Supplemental Redemption Amount, the U.S. holder will be required to include such excess in income as ordinary interest on the maturity date. Alternatively, if there is a payment of a Supplemental Redemption Amount and such Supplemental Redemption Amount is less than the Assumed Supplemental Redemption Amount, the shortfall will be treated as an offset to any interest otherwise includible in income by the U.S. holder with respect to the Note for the taxable year in which the maturity date occurs but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the U.S. holder as an ordinary loss. A U.S. holder's tax basis (i.e., adjusted cost) in a Note will be equal to the U.S. holder's original purchase price for such Note, plus any Tax OID accrued by the U.S. holder. Any gain realized by a U.S. holder on a disposition will be treated as ordinary interest income. Any loss realized by a U.S. holder on a disposition will be treated as ordinary loss, to the extent of the U.S. holder's Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss. An individual U.S. holder generally will be allowed a deduction for any such ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a U.S. holder will be a long-term capital loss if such U.S. holder has held such Note for more than one year, and a short-term capital loss in other cases.

     A U.S. holder that purchases a Note in the secondary market for an amount that differs from the Note's adjusted issue price at the time of purchase will be required to accrue Tax OID on the Note in accordance with the comparable yield and Assumed Supplemental Redemption Amount, even if market conditions have changed since the date of issuance. A U.S. holder must determine whether the difference between the purchase price for a Note and the adjusted issue price of the Note is attributable to a change in expectations as to the Supplemental Redemption Amount, a change in interest rates, or both, and allocate the difference accordingly. Adjustments allocated to a change in interest rates will cause, as the case may be, a "positive adjustment" or a "negative adjustment" to the U.S. holder's Tax OID inclusion. If the adjusted issue price is more than the purchase price for the Note, a "positive adjustment" will result, and if the adjusted issue price is less than the purchase price of the Note, a "negative adjustment" will result. If the difference between a U.S. holder's purchase price for a Note and the adjusted issue price of the Note is attributable to a change in expectations as to the Supplemental Redemption Amount (and not to a change in market interest rates), the U.S. holder will be required to allocate that difference to the Supplemental Redemption Amount. Adjustments allocated to the Supplemental Redemption Amount are taken into account at the time the Supplemental Redemption Amount is paid. If the purchaser's tax basis in a Note is greater than the adjusted issue price of the Note, the excess is treated as a "negative adjustment" that reduces the Supplemental Redemption

Amount; if the purchaser's tax basis in a Note is less than the adjusted issue price of the Note, the difference is treated as a "positive adjustment" that increases the Supplemental Redemption Amount. Any negative or positive adjustment of the kind described above made by a U.S. holder of a Note will decrease or increase, respectively, the U.S. holder's tax basis in the Note.

     Certain U.S. holders may receive Forms 1099-OID reporting Tax OID accruals on a Note. Those forms may not, however, reflect the effects of any positive or negative adjustments resulting from the U.S. holder's purchase of the Note in the secondary market at a price that differs from its adjusted issue price on the date of purchase. U.S. holders are urged to consult their tax advisors as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-OID.

     Information Reporting and Backup Withholding. A noncorporate U.S. holder may be subject to information reporting and to backup withholding at a rate of 31 percent with respect to payments of principal, premium and interest (including Tax OID) made on a Note, or the proceeds of a disposition of a Note before maturity, unless such U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

NON-U.S. HOLDERS

     Taxation of Interest and Disposition of the Notes. Under current U.S. federal income tax law: (a) payment of a Supplemental Redemption Amount to a holder who is not a U.S. holder (a "non-U.S. holder") will not be subject to withholding of U.S. federal income tax, provided that (i) the holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of the Company and is not a controlled foreign corporation related to the Company through stock ownership and (ii) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-U.S. holder in compliance with applicable requirements or, with respect to payments made after December 31, 1999, satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder; and (b) a non-U.S. holder will not be subject to U.S. federal income tax on gain realized on the disposition of a Note. Notwithstanding the above, a non-U.S. holder that is subject to U.S. federal income taxation on a net income basis with respect to its income from a Note generally will be subject to the same rules to which a U.S. holder is subject with respect to the accrual of interest (including Tax OID) on a Note and with respect to gain or loss realized or recognized on the disposition of a Note. Special rules might also apply to a non-U.S. holder that is a qualified resident of a country with which the U.S. has an income tax treaty.

     Information Reporting and Backup Withholding. U.S. information reporting requirements and backup withholding tax will not apply to payments on, or proceeds from the disposition of, a Note if the beneficial owner certifies its non-U.S. status under penalties of perjury (or, with respect to payments made after December 31, 1999, satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder) or otherwise establishes an exemption.

     The U.S. Treasury Department issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to non-U.S. persons after December 31, 1999. Such regulations, among other things, may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a Note. Prospective investors should consult their tax advisors regarding the effect, if any, of such Treasury regulations on an investment in the Notes.

     With respect to payments made after December 31, 1999, for purposes of applying the rules set forth in the three preceding paragraphs to an entity that is treated as fiscally transparent (e.g., a partnership or certain trusts) for U.S. federal income tax purposes, the beneficial owner means each of the ultimate beneficial owners of the entity.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") between the Company and Salomon Smith Barney, as sole underwriter (the "Underwriter"), the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, $ principal amount of Notes.

     The Notes are offered subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made at the office of Salomon Smith Barney, 388 Greenwich Street, New York, New York, or through the facilities of the
Depositary, on or about   , 1998.

     The Company has been advised that the Underwriter proposes to offer the Notes to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at a price that
represents a concession not in excess of $     per Unit, and that the
Underwriter may allow, and each such dealer may reallow, to other dealers a
concession not exceeding $     per Unit. After the initial public offering, the
public offering price, the underwriting discount and such concessions may be changed from time to time.

     The Company has been advised by the Underwriter that the Underwriter may make a market in the Notes, subject to applicable laws and regulations. However, the Underwriter is not obligated to do so and may discontinue any such market-making at any time without notice. No assurance can be given that an active public market for the Notes will develop.

     The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriter may be required to make in respect thereof.

     The Notes may be offered to investors outside the United States. The Underwriter has further agreed that any offers and sales made outside the United States will be made in compliance with any selling restrictions applicable in the jurisdictions where such offers and sales are made.

     Salomon Smith Barney is an indirect wholly-owned subsidiary of the Company. Accordingly, the offering is being made pursuant to the provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offering by an affiliate of the securities of its parent.

     In connection with this offering, the Underwriter and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Exchange Act, pursuant to which such persons may bid for or purchase Notes for the purposes of stabilizing their market price. The Underwriter also may create a short position for its accounts by selling more Notes in connection with this offering than it is committed to purchase from the Company, and in such case may purchase Notes in the open market following completion of this offering to cover all or a portion of such short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any are undertaken, they may be discontinued at any time.

     The Company or one or more its subsidiaries may from time to time purchase or acquire a position in the Notes and may, at its option, hold, resell or retire such Notes. This Prospectus Supplement and the Prospectus may be used by Salomon Smith Barney and/or any affiliate thereof in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any such affiliate may act as principal or agent in such transactions.

                                 ERISA MATTERS

     No employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any entity with respect to which part or all of its assets constitute assets of any such Plan, or any government or other plan subject to Federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ("ERISA Plan") is permitted to purchase, hold or otherwise acquire the Notes. Any plan that is subject to Section 4975(e)(1) of the Code that is not an ERISA Plan (for example, individual retirement accounts, individual retirement annuities or Keogh Plans) may only purchase the Notes if such plan has determined that the purchase, holding and disposition of such Notes and the transactions contemplated hereby would not constitute a prohibited transaction under Section 4975 of the Code for which no exemption is available.

                                 LEGAL MATTERS

     Certain legal matters relating to the Notes will be passed upon for the Company by Robert H. Mundheim, Esq., as counsel for the Company. Mr. Mundheim, General Counsel of the Company, beneficially owns, or has rights to acquire under Travelers Group employee benefit plans, an aggregate of less than one percent of the common stock of Travelers Group. Certain legal matters relating to the Notes will be passed upon for the Underwriter by Cleary, Gottlieb, Steen & Hamilton.

     Cleary, Gottlieb, Steen & Hamilton has also acted as special tax counsel to the Company in connection with the Notes and has, from time to time, acted as counsel for the Company and certain of its affiliates and may do so in the future.

                                                                      APPENDIX A
                                 INDEX OF TERMS

                                                                   PAGE
                                                                   ----
Adjusted Ending Value.......................................  S-3, S-12
adjusted issue price........................................  S-22
Adjustment Factor...........................................  S-3, S-12
Assumed Supplemental Redemption Amount......................  S-21
Calculation Agent...........................................  S-5
Calculation Day.............................................  S-12
Calculation Period..........................................  S-3, S-12
CBOE........................................................  S-5
CME.........................................................  S-12
Code........................................................  S-22
Company.....................................................  S-2
comparable yield............................................  S-21
Contingent Debt Regulations.................................  S-21
Depositary..................................................  S-2
Direct Participants.........................................  S-16
disposition.................................................  S-22
Divisor.....................................................  S-17
ERISA.......................................................  S-25
ERISA Plan..................................................  S-25
Exchange Act................................................  S-6
Global Notes................................................  S-16
Index.......................................................  S-2
Index Business Day..........................................  S-12
Market Disruption Event.....................................  S-14
Nikkei 225 Index............................................  S-2
NKS.........................................................  Cover page, S-2
non-U.S. holder.............................................  S-23
Notes.......................................................  S-2, S-11
NYSE........................................................  S-12
OSE.........................................................  S-12
Participants................................................  S-16
Pricing Date................................................  S-3
Salomon Smith Barney........................................  S-5
SEC.........................................................  S-6
SIMEX.......................................................  S-12
Starting Value..............................................  S-3, S-12
Successor Index.............................................  S-14
Supplemental Redemption Amount..............................  S-2
Tax OID.....................................................  S-10
Travelers Group.............................................  S-5
Trustee.....................................................  S-11
TSE.........................................................  S-4
Underwriter.................................................  S-24
Underwriting Agreement......................................  S-24
Unit........................................................  S-2
U.S. holder.................................................  S-21
Weight Factor...............................................  S-17

                                                                      APPENDIX B

                 LIST OF STOCKS UNDERLYING THE NIKKEI 225 INDEX

     The following is a list of the companies whose stocks comprised the Nikkei 225 Index as of August 31, 1998.

  1.  AJINOMOTO CO. INC.
  2.  ALL NIPPON AIRWAYS CO. LTD.
  3.  AOKI CORPORATION
  4.  ASAHI BREWERIES LTD.
  5.  ASAHI CHEMICAL INDUSTRY CO. LTD.
  6.  ASAHI DENKA KOGYO K.K.
  7.  ASAHI GLASS CO. LTD.
  8.  BANK OF TOKYO-MITSUBISHI LTD.
  9.  BRIDGESTONE CORPORATION
 10.  CANON INC.
 11.  CHICHIBU ONODA
 12.  CHIYODA CORPORATION
 13.  CHUBU ELECTRIC POWER
 14.  CITIZEN WATCH CO. LTD.
 15.  DAI-ICHI KANGYO BANK LTD.
 16.  DAINIPPON PRINTING CO. LTD.
 17.  DAINIPPON PHARMACEUTICAL CO. LTD.
 18.  DAIWA HOUSE INDUSTRY CO. LTD.
 19.  DENKI KAGAKU KOGYO K.K.
 20.  DENSO CORP.
 21.  DOWA MINING CO. LTD.
 22.  EBARA CORPORATION
 23.  FUJI BANK LTD.
 24.  FUJIBOSEKI
 25.  FUJI ELECTRIC CO. LTD.
 26.  FUJI PHOTO FILM CO. LTD.
 27.  FUJIKURA LTD.
 28.  FUJITA CORPORATION
 29.  FUJITSU LTD.
 30.  FURUKAWA CO. LTD.
 31.  FURUKAWA ELECTRIC CO. LTD.
 32.  HAZAMA CORPORATION
 33.  HEIWA REAL ESTATE CO. LTD.
 34.  HINO MOTORS LTD.
 35.  HITACHI LTD.
 36.  HITACHI ZOSEN CORPORATION
 37.  HOKUETSU PAPER MILLS LTD.
 38.  HONDA MOTOR CO. LTD.
 39.  HONEN CORPORATION
 40.  ISEKI AND CO. LTD.
 41.  ISHIKAWAJIMA HARIMA HEAVY IND.
 42.  ISUZU MOTORS LTD.
 43.  ITOCHU CORPORATION
 44.  IWATANI INTERNATIONAL CORPORATION
 45.  JAPAN ENERGY CORPORATION
 46.  JAPAN STEEL WORKS LTD.
 47.  JSR
 48.  KAJIMA CORPORATION
 49.  KANEBO LTD.
 50.  KANSAI ELECTRIC POWER CO. INC.
 51.  KAWASAKI HEAVY IND. LTD.
 52.  KAWASAKI KISEN KAISHA LTD.
 53.  KAWASAKI STEEL CORPORATION
 54.  KEIHIN ELECTRIC EXPRESS RAILWAY CO.
 55.  KEIO TEITO ELECTRIC RAILWAY CO. LTD
 56.  KEISEI ELECTRIC RAILWAY CO. LTD.
 57.  KIKKOMAN CORPORATION
 58.  KIRIN BREWERY CO. LTD.
 59.  KOBE STEEL LTD.
 60.  KOMATSU LTD.
 61.  KONICA CORPORATION
 62.  KOYO SEIKO CO. LTD.
 63.  KUBOTA CORPORATION
 64.  KUMAGAI GUMI CO. LTD.
 65.  KURARAY CO. LTD.
 66.  KYOKUYO CO. LTD.
 67.  KYOWA HAKKO KOGYO CO. LTD.
 68.  MARUBENI CORPORATION
 69.  MARUI CO. LTD.
 70.  MARUZEN CO. LTD.
 71.  MATSUSHITA ELECTRIC INDUSTRIAL
 72.  MAZDA MOTOR CORPORATION
 73.  MEIDENSHA CORPORATION
 74.  MEIJI MILK PRODUCTS CO. LTD.
 75.  MEIJI SEIKA KAISHA LTD.
 76.  MERCIAN CORPORATION
 77.  MINEBEA CO. LTD.
 78.  MITSUBISHI CHEMICAL CORPORATION
 79.  MITSUBISHI CORPORATION
 80.  MITSUBISHI ELECTRIC CORPORATION
 81.  MITSUBISHI ESTATE CO. LTD.
 82.  MITSUBISHI HEAVY INDUSTRIES
 83.  MITSUBISHI MATERIALS CORPORATION
 84.  MITSUBISHI OIL CO. LTD.
 85.  MITSUBISHI PAPER MILLS LTD.
 86.  MITSUBISHI RAYON CO. LTD.
 87.  MITSUBISHI STEEL MANUFACTURING CO.
 88.  MITSUBISHI TRUST AND BANKING CORP.
 89.  MITSUBISHI LOGISTICS CORP.
 90.  MITSUI AND CO. LTD.
 91.  MITSUI ENG. AND SHIPBUILDING
 92.  MITSUI MARINE AND FIRE INSUR. CO.
 93.  MITSUI MINING AND SMELTING LTD.
 94.  MITSUI MINING CO. LTD.
 95.  MITSUI O.S.K. LINES LTD.

 96.  MITSUI REAL ESTATE SALES CO. LTD.
 97.  MITSUI SOKO CO. LTD.
 98.  MITSUI TRUST AND BANKING CO. LTD.
 99.  MITSUKOSHI LTD.
100.  MORINAGA AND CO. LTD.
101.  NACHI-FUJIKOSHI CORPORATION
102.  NAVIX LINE LTD.
103.  NEC CORPORATION
104.  NEW OJI PAPER CO.
105.  NGK INSULATORS LTD.
106.  NICHIREI CORPORATION
107.  NICHIRO GYOGYO
108.  NIHON CEMENT CO. LTD.
109.  NIHON DENKO CO. LTD.
110.  NIHON SHINPAN CO. LTD.
111.  NIIGATA ENGINEERING CO. LTD.
112.  NIKKO SECURITIES CO. LTD.
113.  NIKON CORPORATION
114.  NIPPON BEET SUGAR MANUFACTURING CO.
115.  NIPPON CARBIDE INDUSTRIES CO. INC.
116.  NIPPON CARBON CO. LTD.
117.  NIPPON CHEMICAL INDUSTRIAL CO. LTD.
118.  NIPPON EXPRESS CO. LTD.
119.  NIPPON FLOUR MILLS CO. LTD.
120.  NIPPON KAYAKU CO. LTD.
121.  NIPPON LIGHT METAL CO. LTD.
122.  NIPPON METAL INDUSTRY CO. LTD.
123.  NIPPON OIL CO. LTD.
124.  NIPPON PAPER IND. CO. LTD.
125.  NIPPON PISTON RING CO. LTD.
126.  NIPPON SHARYO LTD.
127.  NIPPON SHEET GLASS CO. LTD.
128.  NIPPON SODA CO. LTD.
129.  NIPPON STEEL CORPORATION
130.  NIPPON SUISAN KAISHA LTD.
131.  NIPPON TELEGRAPH AND TELEPHONE NTT
132.  NIPPON YAKIN KOGYO
133.  NIPPON YUSEN K.K.
134.  NISSAN CHEMICAL INDUSTRIES LTD.
135.  NISSAN MOTOR CO. LTD.
136.  NISSHIN FLOUR MILLING CO. LTD.
137.  NISSHIN OIL MILLS LTD.
138.  NISSHINBO INDUSTRIES INC.
139.  NISSHO IWAI CORPORATION
140.  NISSHOKIN
141.  NITTO BOSEKI CO. LTD.
142.  NKK CORPORATION
143.  NOF CORPORATION
144.  NOMURA SECURITIES CO. LTD.
145.  NORITAKE CO. LTD.
146.  NSK LTD.
147.  NTN CORPORATION
148.  OBAYASHI CORPORATION
149.  ODAKYU ELECTRIC RAILWAY
150.  OKI ELECTRIC INDUSTRY CO. LTD.
151.  OKUMA CORPORATION
152.  OSAKA GAS CO. LTD.
153.  PIONEER ELECTRONIC CORPORATION
154.  RASA INDUSTRIES LTD.
155.  RICOH COMPANY LTD.
156.  SAKURA BANK LTD.
157.  SANKYO CO. LTD.
158.  SANKYU INC.
159.  SANWA BANK LTD.
160.  SANYO ELECTRIC CO. LTD.
161.  SAPPORO BREWERIES LTD.
162.  SATO KOGYO CO. LTD.
163.  SEIKA CORPORATION
164.  SHARP CORPORATION
165.  SHIMIZU CORPORATION
166.  SHIMURA KAKO CO.
167.  SHINETSU CHEMICAL CO. LTD.
168.  SHINAGAWA REFRACTORIES CO. LTD.
169.  SHIONOGI AND CO. LTD.
170.  SHOWA DENKO K.K.
171.  SHOWA ELECTRIC WIRE AND CABLE CO. LTD.
172.  SHOWA LINE LTD.
173.  SHOWA SHELL SEKIYU K.K.
174.  SONY CORPORATION
175.  SUMITOMO BANK LTD.
176.  SUMITOMO CEMENT CO. LTD.
177.  SUMITOMO CHEMICAL CO. LTD.
178.  SUMITOMO COAL MINING CO. LTD.
179.  SUMITOMO CORPORATION
180.  SUMITOMO ELECTRIC IND. LTD.
181.  SUMITOMO HEAVY INDUSTRIES, LTD.
182.  SUMITOMO METAL INDUSTRIES LTD.
183.  SUMITOMO METAL MINING CO. LTD.
184.  SUZUKI MOTOR CORPORATION
185.  TAISEI CORPORATION
186.  TAKARA SHUZO
187.  TAKEDA CHEMICAL INDUSTRIES
188.  TEIJIN LTD.
189.  TEIKOKU OIL
190.  TEKKEN CORPORATION
191.  TOA CORPORATION
192.  TOAGOSEI CHEMICAL INDUSTRY
193.  TOBISHIMA CORPORATION
194.  TOBU RAILWAY
195.  TOEI CO.
196.  TOHO RAYON
197.  TOHO ZINC CO. LTD.
198.  TOKAI CARBON CO. LTD.
199.  TOKIO MARINE AND FIRE INSUR. CO.
200.  TOKYO DOME CORPORATION
201.  TOKYO ELECTRIC POWER CO. INC.
202.  TOKYO GAS CO. LTD.
203.  TOKYO ROPE MFG.
204.  TOKYU CORPORATION
205.  TOKYU DEPARTMENT STORE
206.  TOMEN CORPORATION

207.  TONEN CORPORATION
208.  TOPPAN PRINTING CO. LTD.
209.  TOPY INDUSTRIES
210.  TORAY INDUSTRIES
211.  TOSHIBA CORPORATION
212.  TOSOH CORPORATION
213.  TOTO LTD.
214.  TOYO SEIKAN KAISHA
215.  TOYO TIRE AND RUBBER
216.  TOYOBO CO. LTD.
217.  TOYOTA MOTOR CORPORATION
218.  UBE CHEMICAL INDUSTRIES
219.  UNITIKA LTD.
220.  YAMAHA CORPORATION
221.  YAMANOUCHI PHARMACEUTICAL
222.  YASUDA FIRE AND MARINE INSURANCE CO.
223.  YOKOGAWA ELECTRIC
224.  YOKOHAMA RUBBER
225.  YUASA CORPORATION

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  YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Summary Information -- Q&A............   S-2
Incorporation of Certain Documents by
  Reference...........................   S-6
Risk Factors Relating to the Notes....   S-7
Description of the Notes..............  S-11
The Nikkei 225 Index..................  S-17
Certain United States Federal Income
  Tax Considerations..................  S-21
Underwriting..........................  S-24
ERISA Matters.........................  S-25
Legal Matters.........................  S-25
Index of Terms........................   A-1
List of Stocks Underlying the Nikkei
  225 Index...........................   B-1

                 PROSPECTUS
Prospectus Summary....................     2
The Company...........................     6
Ratio of Earnings to Fixed Charges....     6
The Offered Securities................     6
Description of Debt Securities........     7
Description of Index Warrants.........    15
Limitations on Issuance of Bearer
  Securities and Bearer Warrants......    19
European Monetary Union...............    20
Use of Proceeds and Hedging...........    21
Plan of Distribution..................    21
ERISA Matters.........................    23
Experts...............................    24
Legal Matters.........................    24
Available Information.................    25
Incorporation of Certain Documents by
  Reference...........................    25

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                                             UNITS

                                 SALOMON SMITH
                              BARNEY HOLDINGS INC.

                             WORLD INDEX ALLOCATION
                                  SERIES 1998

                    PRINCIPAL-PROTECTED EQUITY LINKED NOTES
                                 BASED UPON THE
                                NIKKEI 225 INDEX
                                DUE       , 2003
                        ($10 PRINCIPAL AMOUNT PER UNIT)
                                  ------------
                             PROSPECTUS  SUPPLEMENT
                                       , 1998
                             (INCLUDING PROSPECTUS
                            DATED DECEMBER 1, 1997)

                                  ------------
                              SALOMON SMITH BARNEY
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